                                                    RULE 424(B)(3)
                                                    REGISTRATION NO. 333-5997

PRICING SUPPLEMENT
------------------

(To Prospectus Supplement and Prospectus dated July 30, 1998)

                                  $10,000,000
                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B

              7% Stock Portfolio Linked Notes due August 18, 2000
 (Linked to the performance of the Common Stock of Intuit Inc., CKS Group, Inc.
                                and CNET, Inc.)
                      ------------------------------------
Aggregate Principal Amount:      $10,000,000.
Initial Public Offering Price:   $1,000 per Note, plus accrued interest, if
any, from August 18, 1998.
Coupon:                          7% per annum.
Interest Payment Dates:          February 18 and August 18 of each year,
commencing February 18, 1999.
Stated Maturity Date:            August 18, 2000.
Redemption:                      The Notes are not redeemable prior to maturity.
Other Provisions:

 The 7% Stock Portfolio Linked Notes due August 18, 2000 (Linked to the performance of the Common Stock of Intuit Inc., CKS Group, Inc. and CNET, Inc.) (the "Notes") are Fixed Rate Notes as described in the accompanying Prospectus Supplement dated July 30, 1998, with other provisions as described herein.

 The principal amount of each Note being offered hereby will be $1,000 (the "Issue Price"). The Notes will mature on August 18, 2000. Interest on the Notes, at the rate of 7% of the principal amount per annum, is payable semiannually in arrears on each February 18 and August 18, commencing February 18, 1999.

 At maturity (whether as a result of acceleration or otherwise), the Company will, with respect to each $1,000 principal amount of any Note, pay to the holder thereof an amount in U.S. Dollars (the "Cash Amount") determined in accordance with the following formula, subject to certain adjustments: (i) if the Final Portfolio Value (as defined herein) is greater than or equal to $1,600 (the "Portfolio Value Cap"), each Note will be redeemed for an amount equal to the Portfolio Value Cap or (ii) if the Final Portfolio Value is less than the Portfolio Value Cap, each $1,000 Note will be redeemed for the Final Portfolio Value. At the option of the holder of any Note, in lieu of delivery of the Cash Amount, the Company will deliver Portfolio Securities (as defined herein) having a value equal to the Cash Amount as of the Determination Date (as defined herein) (the "Equivalent Share Amount"). The Final Portfolio Value will be based on the Closing Price (as defined herein) of the Portfolio Securities on the Determination Date. "Portfolio Securities" will consist of common stock of Intuit Inc., par value $0.01 (the "Intuit Stock"), common stock of CKS Group, Inc., par value $0.001 (the "CKS Stock") and common stock of CNET, Inc., par value $0.0001 (the "CNET Stock"), all as more fully described herein. The Determination Date will be the fifth Trading Day (as defined herein) preceding the Maturity Date, subject to certain Market Disruption Events (as defined herein). Each of the Portfolio Securities is currently traded on the Nasdaq National Market System (the "NASDAQ") under the following symbols: "INTU" for Intuit Inc., "CKSG" for CKS Group, Inc. and "CNWK" for CNET, Inc. For purposes of establishing the Initial Portfolio Value and the Multipliers (as defined herein) related thereto, the price per share of the Intuit Stock, the CKS Stock and the CNET Stock were deemed to be equal to $47.2530, $19.1039 and $47.4141, respectively. See "Dilution and Reorganization Adjustments" and "The Portfolio" in this Pricing Supplement. On August 11, 1998, the Closing Prices (as defined herein) of the Intuit Stock, the CKS Stock and the CNET Stock were $47.25, $18.50 and $47.375 per share, respectively.

 The Notes will be issued and sold in denominations of $1,000, and integral multiples thereof.

 AS A RESULT OF THE FORMULA FOR DETERMINING THE AMOUNT PAYABLE AT THE MATURITY OF THE NOTES, A HOLDER MAY RECEIVE AT MATURITY MORE OR LESS THAN THE ISSUE PRICE PER NOTE. IF THE FINAL PORTFOLIO VALUE IS LESS THAN THE ISSUE PRICE, THE AMOUNT PAYABLE AT MATURITY OF THE NOTES WILL BE LESS THAN THE ISSUE PRICE PER NOTE, IN WHICH CASE AN INVESTMENT IN THE NOTES WILL RESULT IN A LOSS. IF THE FINAL PORTFOLIO VALUE IS GREATER THAN $1,600, EACH NOTE WILL BE REDEEMED FOR AN AMOUNT EQUAL TO $1,600. AN INVESTMENT IN THE NOTES ENTAILS CERTAIN OTHER RISKS NOT ASSOCIATED WITH SIMILAR INVESTMENTS IN A CONVENTIONAL DEBT SECURITY.

 Before you decide to invest in the Notes, carefully read this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus, including the risk factors beginning on page PS-7 of this Pricing Supplement.
                     ------------------------------------

 We expect that the Notes will be ready for delivery in book-entry form only through the facilities of DTC on or about August 18, 1998.

                     ------------------------------------
                              MERRILL LYNCH & CO.
                      ------------------------------------

            The date of this Pricing Supplement is August 11, 1998.

     Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Aggregate Principal Amount.............  $10,000,000
Issuer.................................  Merrill Lynch & Co., Inc. (the "Company")
Maturity Date..........................  August 18, 2000
Coupon.................................  7% per annum
Interest Payment Dates.................  February 18 and August 18, commencing February 18, 1999
Specified Currency.....................  U.S. Dollars
Issue Price............................  $1,000 per Note
Pricing Date...........................  August 11, 1998
Original Issue Date (Settlement Date)..  August 18, 1998
CUSIP..................................  590188 JG4
Book-Entry Note or Certificated Note...  Book-Entry
Denominations..........................  The Notes will be issued and sold in denominations of $1,000, and integral multiples thereof.
Trustee................................  The Chase Manhattan Bank
Agent..................................  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S")
Portfolio Securities...................  The Intuit Stock, the CKS Stock and the CNET Stock
                                         (collectively the "Portfolio").  See "The
                                         Portfolio".
Amount Payable at Maturity.............  At maturity (whether as a result of acceleration or otherwise), the Company will, with respect to
                                         the principal amount of each Note, upon delivery
                                         of such Note to the Trustee, deliver, or cause the
                                         delivery of, either (i) the Cash Amount, or (ii)
                                         if the holder has so elected, the Equivalent Share
                                         Amount.  References to payment "per Note" refer to
                                         each $1,000 principal amount of any Note.
Cash Amount............................  An amount in U.S. Dollars determined in accordance with the following formula, subject to certain adjustments:
                                         (i) if the Final Portfolio Value is greater than
                                         or equal to the Portfolio Value Cap, each Note
                                         will be redeemed for an amount equal to the
                                         Portfolio Value Cap and (ii) if the Final
                                         Portfolio Value is less than the Portfolio Value
                                         Cap, each Note will be redeemed for the Final
                                         Portfolio Value.
Portfolio Value Cap....................  $1,600 per Note.
Initial Portfolio Value................  $1,000 per Note.
Final Portfolio Value..................  As determined by the Calculation Agent, an amount equal to the sum of the Closing Prices of the Portfolio
                                         Securities on the Determination Date, each as
                                         multiplied by the Multiplier for such Portfolio
                                         Security; provided, however, that in the event of
                                         the occurrence of certain corporate events
                                         affecting any Portfolio Security, the method of
                                         calculating the Final Portfolio Value may be
                                         adjusted by the Calculation Agent.  See "Dilution
                                         and Reorganization Adjustments".



Portfolio Value........................  At any time, an amount equal to the sum of the Market Prices of each Portfolio Security, as multiplied by the
                                         applicable Multiplier for such Portfolio Security,
                                         in each case as determined by the Calculation
                                         Agent.  See "The Portfolio".  In the event of the
                                         occurrence of certain corporate events affecting
                                         any Portfolio Security, the method of calculating
                                         the Portfolio Value may be adjusted by the
                                         Calculation Agent.  See "Dilution and
                                         Reorganization Adjustments".

Multipliers............................  Initially, 7.0541 in the case of the Intuit Stock, 17.4483 in the case of the CKS Stock and 7.0304 in the case of
                                         the CNET Stock.  The Multiplier for each Portfolio
                                         Security was initially set by the Calculation
                                         Agent so that, on the Pricing Date, the Portfolio
                                         Securities were equally dollar-weighted in the
                                         Portfolio, and the Portfolio Value equaled the
                                         Initial Portfolio Value.  See "The Portfolio".
                                         The Multiplier for each Portfolio Security is
                                         subject to adjustment by the Calculation Agent.
                                         See "Dilution and Reorganization Adjustments".

Determination Date.....................  The fifth Trading Day preceding the Maturity Date or, if there is a Market Disruption Event with respect to
                                         any Portfolio Security on such day, the
                                         Determination Date will be the immediately
                                         succeeding Trading Day on which no Market
                                         Disruption Event with respect to any Portfolio
                                         Security shall have occurred; provided that the
                                         Determination Date will be no later than the third
                                         Trading Day preceding the Maturity Date,
                                         notwithstanding the occurrence of a Market
                                         Disruption Event with respect to any Portfolio
                                         Security on such Trading Day (each, an "Affected
                                         Portfolio Security"); and provided further that,
                                         with respect to each such Affected Portfolio
                                         Security, (i) the Calculation Agent will determine
                                         its good faith estimate of the Closing Price for
                                         each such Affected Portfolio Security that would
                                         have prevailed on such Trading Day but for such
                                         Market Disruption Event and (ii) for holders of
                                         Notes that have not otherwise elected to receive
                                         the Equivalent Share Amount, the Company may, in
                                         its sole discretion, deliver to such holders on
                                         the Maturity Date the Equivalent Share Amount
                                         attributable to such Affected Portfolio Security
                                         per Note in lieu of delivering the portion of the
                                         Cash Amount attributable to such Affected
                                         Portfolio Security per Note.

Right to Receive the Equivalent
 Share Amount..........................  Holders of Notes will be entitled, upon completion by the holder and
                                         delivery to the Company and the Calculation Agent
                                         of an Official Notice of Exercise of Right to
                                         Receive the Equivalent Share Amount (attached as
                                         Annex A to the Pricing Supplement) prior to 11:00
                                         a.m., New York City time, on or prior to the
                                         fifteenth Business Day preceding the Maturity
                                         Date, to elect to receive the Equivalent Share
                                         Amount at maturity, in lieu of the Cash Amount,
                                         unless it is not practicable, in the opinion of
                                         the Calculation Agent, to deliver such Equivalent
                                         Share Amount on the Maturity Date for all Notes
                                         with respect to which holders have elected to
                                         receive the Equivalent Share Amount at maturity,
                                         in which case the Cash Amount will be paid.
                                         Because the Notes will be issued as Book-Entry
                                         Notes, an Official Notice of Exercise of Right to
                                         Receive the Equivalent Share Amount may only be
                                         submitted by the Depository.  Therefore,
                                         beneficial owners of Notes must rely upon the
                                         procedures of the Depository and, if such person
                                         is not a Participant, on the procedures of the
                                         Participant through which such person owns its
                                         interest, to submit


                                         such Official Notice.  See
                                         "Description of Notes  Book-Entry Notes" in the
                                         accompanying Prospectus Supplement.

Equivalent Share Amount.................  As determined by the Calculation Agent on the relevant date, the Equivalent Share Amount shall
                                          mean: (i) if the Final Portfolio Value is less
                                          than or equal to the Portfolio Value Cap, the
                                          number of shares of each Portfolio Security equal
                                          to the Multiplier for such Portfolio
                                          Security on such date; or (ii) if the Final
                                          Portfolio Value is greater than the Portfolio
                                          Value Cap, the number of shares of each Portfolio
                                          Security equal to the Multiplier for such
                                          Portfolio Security on such date multiplied by a
                                          fraction, the numerator of which is the Portfolio
                                          Value Cap and the denominator of which is the
                                          Final Portfolio Value;

                                          provided, however, that the Company will pay cash in
                                          lieu of delivering fractional shares, in an amount
                                          as determined by the Calculation Agent.  Unless
                                          the Calculation Agent otherwise determines that it
                                          is not practicable to deliver the Equivalent Share
                                          Amount, the Equivalent Share Amount will be
                                          delivered to the holder on the Maturity Date;
                                          provided that in the event of certain Market
                                          Disruption Events, the delivery of the Portfolio
                                          Securities may be delayed until after the Maturity
                                          Date.

Market Price............................. For any Trading Day, the Market Price for any security listed on a national securities exchange or traded on NASDAQ
                                          means (i) at any time prior to the availability of
                                          a Closing Price for such security on such day, the
                                          last reported sale price at such time as reported
                                          by the principal trading market and (ii) at any
                                          time after the availability of a Closing Price for
                                          such security on such day, the Closing Price.  If
                                          for any reason the last reported sale price is not
                                          available at any time prior to the availability of
                                          a Closing Price for any security, the applicable
                                          Market Price for such security on such day shall
                                          be the mean, as determined by the Calculation
                                          Agent, of the bid prices for such security
                                          obtained from as many dealers in such security,
                                          but not exceeding three, as will make such bid
                                          prices available to the Calculation Agent.

Closing Price...........................  For any Trading Day, the Closing Price for any security listed on a national securities exchange or traded on
                                          NASDAQ means, as applicable, the official closing
                                          price or the last reported sale price (as of 4:00
                                          p.m. in the City of New York) on such day as
                                          reported by the principal trading market.  If for
                                          any reason neither the official closing price nor
                                          the last reported sale price is available for any
                                          security, the applicable Closing Price for such
                                          security on such day shall be the mean, as
                                          determined by the Calculation Agent, of the bid
                                          prices for such security obtained from as many
                                          dealers in such security, but not exceeding three,
                                          as will make such bid prices available to the
                                          Calculation Agent.

Trading Day.............................. A day on which the New York Stock Exchange, the American Stock
                                          Exchange and NASDAQ are open for trading, as
                                          determined by the Calculation Agent.

Business Day.............................. Any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions
                                           are authorized or required by law or regulation to
                                           close in The City of New York and that is a
                                           Trading Day.



Calculation Agent......................... MLPF&S

                                           For potential conflicts of interest that may exist between the Calculation Agent and the holders of the Notes, see "Risk Factors"
                                           below.  All determinations made by the Calculation
        `                                  Agent shall be at the sole discretion of the
                                           Calculation Agent and, absent manifest error,
                                           shall be conclusive for all purposes and binding
                                           on the Company and beneficial owners of the Notes.

                                           All percentages resulting from any calculation on
                                           the Notes will be rounded to the nearest one
                                           hundred-thousandth of a percentage point, with
                                           five one-millionths of a percentage point rounded
                                           upwards (e.g., 9.876545% (or .09876545) would be
                                           rounded to 9.87655% (or .0987655)), and all dollar
                                           amounts used in or resulting from such calculation
                                           will be rounded to the nearest cent with one-half
                                           cent being rounded upwards.

Market Disruption Event..................  Market Disruption Event means either of the following events:
                                           (i)  a suspension, absence (including the absence
                                           of an official closing price, if applicable) or
                                           material limitation of trading of any Portfolio
                                           Security on NASDAQ or other relevant securities
                                           exchanges for more than two hours of trading or
                                           during the one-half hour period preceding or at
                                           the close of trading in such market; or the
                                           suspension or material limitation  on the primary
                                           market for trading in options contracts related to
                                           any Portfolio Security, if available, during the
                                           one-half hour period preceding or at the close of
                                           trading in the applicable market in each case as
                                           determined by the Calculation Agent in its sole
                                           discretion; and

                                           (ii)  a determination by the Calculation Agent in
                                           its sole discretion that the event described in
                                           clause (i) above materially interfered with the
                                           ability of the Company or any of its affiliates to
                                           unwind all or a material portion of the hedge with
                                           respect to the Notes or to purchase any Portfolio
                                           Security for the purposes of delivering the
                                           Equivalent Share Amount.

                                           For the purposes of determining whether a Market
                                           Disruption Event has occurred:  (1) a limitation
                                           on the hours or number of days of trading will not
                                           constitute a Market Disruption Event if it results
                                           from an announced change in the regular business
                                           hours of the relevant exchange, (2) a decision to
                                           permanently discontinue trading in any relevant
                                           option contract will not constitute a Market
                                           Disruption Event, (3) limitations pursuant to any
                                           rule or regulation enacted or promulgated by
                                           NASDAQ or other relevant securities exchanges (or
                                           other regulatory organization with jurisdiction
                                           over NASDAQ or other relevant securities
                                           exchanges, as applicable) on trading during
                                           significant market fluctuations will constitute a
                                           suspension or material limitation of trading in
                                           any Portfolio Security, (4) a suspension of
                                           trading in an options contract on any Portfolio
                                           Security by the primary securities market trading
                                           in such options, if available, by reason of (x) a
                                           price change exceeding limits set by such
                                           securities exchange or market, (y) an imbalance of
                                           orders relating to such contracts or (z) a
                                           disparity in bid and ask quotes relating to such
                                           contracts will constitute a suspension or material
                                           limitation of trading in options contracts related
                                           to such



                                           Portfolio Security and (5) a suspension,
                                           absence or material limitation of trading on the
                                           primary securities market on which options
                                           contracts related to any Portfolio Security are
                                           traded will not include any time when such
                                           securities market is itself closed for trading
                                           under ordinary circumstances.

Events of Default and Acceleration........ In case an Event of Default with respect to any Notes shall have occurred and be
                                           continuing, the amount payable to a beneficial
                                           owner of a Note upon any acceleration permitted by
                                           the Notes, with respect to each $1,000 principal
                                           amount thereof, will be equal to the Cash Amount
                                           that would be payable with respect to such Note,
                                           calculated as though the date of early repayment
                                           were the stated maturity date of the Notes.  If a
                                           bankruptcy proceeding is commenced in respect of
                                           the Company, the claim of the beneficial owner of
                                           a Note may be limited, under Section 502(b)(2) of
                                           Title 11 of the United States Code, to the
                                           principal amount of the Note plus an additional
                                           amount of contingent interest calculated as though
                                           the date of the commencement of the proceeding
                                           were the maturity date of the Notes.

                                           Upon the occurrence of an Event of Default with
                                           respect to the Notes, beneficial owners of the
                                           Notes may accelerate the maturity of the Notes, as
                                           described under "Description of Debt Securities
                                           Events of Default" in the accompanying Prospectus.




                                  RISK FACTORS

     Your investment in the Notes will involve certain risks. As a result of the formula for determining the amount payable at the maturity of the Notes, you may receive at maturity more or less than the Issue Price per Note. If the Final Portfolio Value is less than the Initial Portfolio Value, the amount payable at the maturity of the Notes will be less than the Issue Price per Note, in which case an investment in the Notes will result in a loss. If the Final Portfolio Value is greater than $1,600, each Note will be redeemed for an amount equal to $1,600. An investment in the Notes entails certain other risks not associated with similar investments in a conventional debt security. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

GENERAL

     The Notes combine features of equity and debt instruments. For example, holders of Notes, unlike holders of the Portfolio Securities, will not have any voting rights in respect of the Portfolio Securities and will not be entitled to receive dividends, if any, that may be payable on the Portfolio Securities. The payment of dividends on the Portfolio Securities may decrease the Portfolio Value, and therefore the value of the Notes. In addition, the terms of the Notes differ from those of ordinary debt securities in that the amount due at maturity is not fixed, but is based on the Market Prices of the Portfolio Securities, subject to the Portfolio Value Cap on the Determination Date. Because the market value of each of the Portfolio Securities is subject to fluctuations discussed in "Factors Affecting Trading Value of the Notes" below, the amount of cash or the value of the Portfolio Securities received by a holder of Notes at maturity, determined as described herein, may be more or less than the principal amount of the Notes.

     The opportunity for equity appreciation afforded by an investment in the Notes is less than the opportunity for equity appreciation afforded by a direct investment in each of the Portfolio Securities in the proportion attributable to each Note because the Final Portfolio Value is capped at $1,600 (which represents a maximum appreciation of 60% over the Issue Price). If the Final Portfolio Value is less than the Initial Portfolio Value (which is equivalent to the Issue Price), holders will realize the entire decline in value of the Portfolio Securities and the amount of cash or the value of the Portfolio Securities receivable upon maturity will be less than the principal amount of the Notes, in which case an investment in the Notes will result in a loss.

     Although the Multipliers used in connection with any determination of the Portfolio Value are subject to adjustment for certain corporate events, such adjustments do not cover all events that could affect the market value of the Portfolio Securities, including, without limitation, the occurrence of a partial tender or exchange offer for any Portfolio Security by the issuer thereof or any third party. Such other events may adversely affect the trading value of the Notes, the Cash Amount payable at maturity, or the number of any Portfolio Securities allocated on the Determination Date (but not received by the holder until maturity) pursuant to such holder's election to receive the Equivalent Share Amount.

     While the Portfolio consists of the common stock issued by three companies involved in the high technology industry, the Portfolio is not intended to provide an indication of the pattern of price movements of common stocks of high technology corporations generally.

COMPARABLE YIELD ON NOTES

     The amount holders of Notes receive at maturity may, in addition to the payments of the fixed interest, be less than the return they could earn on other investments. The yield on the Notes may be less than the yield that could be earned on a standard senior debt security of the Company with the same maturity date. An investment in the Notes may not reflect the full opportunity cost considering the effect of factors that affect the time value of money.

RETURN ON THE NOTES WILL NOT REFLECT THE PAYMENT OF DIVIDENDS

     The calculation of neither the Portfolio Value nor the Final Portfolio Value will include the value of dividends paid on the Portfolio Securities, if any. Therefore, the return earned on the Notes, if any, will not be the same as the return that could be earned by owning the Portfolio Securities directly and receiving the dividends paid on such securities, if any.

UNCERTAIN TRADING MARKET

     The Notes have not been and will not be listed on any securities exchange. There is no precedent to indicate how the Notes will trade in the secondary market. You cannot assume that a trading market will develop for the Notes. If such a trading market does develop, there can be no assurance that there will be liquidity in the trading market. If the trading market for the Notes is limited, there may be a limited number of buyers when you decide to sell your Notes if you do not wish to hold your investment until maturity. This may adversely affect the price you receive.

FACTORS AFFECTING TRADING VALUE OF THE NOTES

     We believe that the market value of the Notes will be affected by the Portfolio Value and by a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

     . PORTFOLIO VALUE. We expect that the market value of the Notes will depend substantially on the amount by which the Portfolio Value exceeds or falls below the Initial Portfolio Value. If you choose to sell your Notes when the Portfolio Value exceeds the Initial Portfolio Value, you may receive substantially less than the amount that would be payable at maturity based on the then current Portfolio Value because of the expectation that the Portfolio Value will continue to fluctuate until the Final Portfolio Value is determined. If you choose to sell your Notes when the Portfolio Value is below or not sufficiently above the Initial Portfolio Value, you may receive less than the principal amount of your Note. Political, economic and other developments may also affect the Portfolio Securities and the value of the Notes.

     . INTEREST RATES. We expect that the trading value of the Notes will be affected by changes in interest rates. In general, because interest is payable on the Notes at a fixed rate, if U.S. interest rates increase, we expect that the trading value of the Notes will decrease. If U.S. interest rates decrease, we expect the trading value of the Notes will increase. In addition, interest rates may also affect the economy and, in turn, the Portfolio Value. Rising interest rates may lower the Portfolio Value and the trading value of the Notes. Falling interest rates may increase the value of the Portfolio Value and the trading value of the Notes.

     . VOLATILITY OF THE PORTFOLIO. Volatility is the term used to describe the size and frequency of fluctuations in the price of individual
     securities and in markets generally .   The volatility of the Portfolio
     Value will depend upon the volatility of each of the Portfolio Securities as well as of the technology sector and the stock market generally. If the volatility of the Portfolio Value increases, we expect that the trading value of the Notes will decrease. If the volatility of the Portfolio Value decreases, we expect that the trading value of the Notes will increase.

     . TIME REMAINING TO MATURITY. The Notes may trade at a value above that which would be expected based on the level of interest rates and the Portfolio. This difference will reflect a "time premium" due to expectations concerning the Index Value during the period prior to maturity of the Notes. However, as the time remaining to maturity of the Notes decreases, we expect that this time premium will increase, raising the trading value of the Notes, so long as the Portfolio Value is less than the Portfolio Value Cap.

     .  COMPANY CREDIT RATINGS.   Actual or anticipated changes in the Company's
     credit ratings may affect the market value of the Notes.

     It is important for you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the Portfolio Value.

     In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

NO AFFILIATION BETWEEN THE COMPANY AND THE ISSUERS OF PORTFOLIO SECURITIES

     The Company has no affiliation with the issuers of the Portfolio Securities, and the issuers of Portfolio Securities have no obligations with respect to the Notes or amounts to be paid to beneficial owners thereof, including any obligation to take the needs of the Company or of beneficial owners of the Notes into consideration for any reason. Issuers of the Portfolio Securities will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and has not participated in, the determination or calculation of the amount receivable by beneficial owners of the Notes at maturity. In addition, the issuers of the Portfolio Securities are not involved with the administration or trading of the Notes and have no obligations with respect to the amount receivable by beneficial owners of the Notes.

NO STOCKHOLDER'S RIGHTS

     Holders of the Notes will not be entitled to any rights with respect to the Portfolio Securities (including, without limitation, the right to receive dividends or other distributions, voting rights and the right to tender or exchange any Portfolio Security in any partial tender or exchange offer by issuers of the Portfolio Securities or any third party).

PURCHASES AND SALES OF PORTFOLIO SECURITIES

     In connection with the Company's obligations under the Notes, the Company has entered into hedging arrangements related to the Portfolio Securities with an affiliate of the Company. In connection therewith, such affiliate has purchased shares of the Portfolio Securities in secondary market transactions at or before the time of the pricing of the Notes. The Company, MLPF&S and other affiliates of the Company may from time to time buy or sell the Portfolio Securities for their own accounts for business reasons or in connection with hedging the Company's obligations under the Notes. These transactions could affect the price of the Portfolio Securities.

STATE LAW LIMITS ON INTEREST PAID

     New York State laws govern the Indenture pursuant to which the Notes will be issued. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

     While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

POTENTIAL CONFLICTS

     MLPF&S or its affiliates may from time to time engage in transactions involving one or more of the Portfolio Securities for their proprietary accounts and for other accounts under their management, which may influence the value of such stocks and therefore the value of the Notes. MLPF&S and its affiliates will also be the counterparties to the hedge of the Company's obligations under the Notes. See "Use of Proceeds and Hedging" in this Pricing Supplement. Accordingly, under certain circumstances, conflicts of interest may arise between MLPF&S's responsibilities as Calculation Agent with respect to the Notes and its obligations under its hedge and its status as a subsidiary of the Company. Under certain circumstances, the duties of MLPF&S as Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of MLPF&S as an affiliate of the issuer of the Notes, Merrill Lynch & Co., Inc., and with the interests of the holders of the Notes.

                    DILUTION AND REORGANIZATION ADJUSTMENTS

     The Multiplier with respect to any Portfolio Security will be adjusted by the Calculation Agent as follows:

          1. If a Portfolio Security is subject to a stock split or reverse stock split, then once such split has become effective, the Multiplier relating to such Portfolio Security will be adjusted to equal the product of the prior Multiplier and the number of shares issued in such stock split or reverse stock split with respect to one share of such Portfolio Security.

          2. If a Portfolio Security is subject to a stock dividend (issuance of additional shares of the Portfolio Security) that is given ratably to all holders of shares of common stock of the issuer of such Portfolio Security, then once such Portfolio Security is trading ex-dividend, the Multiplier will be adjusted so that the new Multiplier shall equal the prior Multiplier plus the product of (i) the number of shares of such Portfolio Security issued with respect to one share of such Portfolio Security and (ii) the prior Multiplier.

          3. There will be no adjustments to the Multipliers to reflect cash dividends or distributions paid with respect to a Portfolio Security other than distributions described in clause (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to a Portfolio Security will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for such Portfolio Security by an amount equal to at least 10% of the Closing Price of such Portfolio Security on the Trading Day preceding the day for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to a Portfolio Security, the Multiplier with respect to such Portfolio Security will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Multiplier will equal the product of (i) the then current Multiplier, and (ii) a fraction, the numerator of which is the Closing Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Portfolio Security will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for any Portfolio Security or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on any Portfolio Security described in clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Multiplier pursuant only to clause (v) of paragraph 5.

          4. If an issuer of one of the Portfolio Securities issues transferable rights or warrants to all holders of such Portfolio Security to subscribe for or purchase such Portfolio Security (including new or existing rights to purchase such Portfolio Security pursuant to a shareholders rights plan or arrangement, once a triggering event shall have occurred thereunder), then the method of determining the amount payable at maturity for each Note will be adjusted to provide that each holder of Notes will receive at maturity, in respect of the principal amount of each Note, in addition to the Cash Amount or Equivalent Share Amount, cash in an amount equal to the Rights Value (as defined below) of such Portfolio Security plus accrued interest thereon from the Trading Day immediately following receipt by holders of such Portfolio Security of such rights or warrants to the maturity date at LIBOR (as defined below), reset monthly on the first Trading Day of each month. The "Rights Value" shall be the Closing Prices of such rights or warrants on the Trading Day immediately following receipt by holders of such Portfolio Security of such rights or warrants. "LIBOR" shall be the rate for deposits in U.S. Dollars for a period of one month which appears on the Reuters Screen ISDA Page as of 11:00 a.m., London time, on the day that is two Trading Days preceding the reset date, or in the case of the initial determination of LIBOR, on the Trading Day immediately preceding the date on which the holders of such Portfolio Security received such rights, warrants, cash or other property.

          5. If (i) there occurs any reclassification or change of any Portfolio Security, (ii) the issuer of such Portfolio Security, or any surviving entity or subsequent surviving entity of the issuer of such Portfolio Security (a "Successor Entity") has been subject to a merger, combination or consolidation and is not the surviving entity,

     (iii) any statutory exchange of securities of any issuer of the Portfolio Securities or any Successor Entity with another corporation occurs (other than pursuant to clause (ii) above), (iv) any issuer of the Portfolio Securities is liquidated, (v) any issuer of the Portfolio Securities issues to all of its shareholders equity securities of an issuer other than such issuer of the Portfolio Securities (other than in a transaction described in clauses (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer is consummated for all the outstanding shares of any issuer of the Portfolio Securities (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining the amount payable at maturity for each Note will be adjusted to provide that each holder of Notes will receive at maturity, in respect of the principal amount of each Note and in lieu of the Cash Amount, cash in an amount equal to the Transaction Value (as defined below). "Exchange Property" means the securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of such Portfolio Securities with respect to which the spun-off security was issued. "Transaction Value" means (i) for any cash received in any such Reorganization Event, an amount equal to (a) the amount of cash received per share of such Portfolio Security plus accrued interest thereon at LIBOR reset monthly for the period beginning on the date such cash is distributed to the holders of such Portfolio Security to but excluding the Maturity Date, multiplied by (b) the Multiplier in effect on the date all of the holders of shares of the relevant issuer of the Portfolio Securities have agreed or have become irrevocably obligated to exchange such shares, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value (as determined by the Calculation Agent) of such Exchange Property received for each share of such Portfolio Security at the date of the receipt of such Exchange Property multiplied by the then current Multiplier and (iii) for any security received in any such Reorganization Event, an amount equal to the Closing Price per share of such security on the Determination Date multiplied by the quantity of such security received for each share of such Portfolio Security multiplied by the then current Multiplier.

          6. If there occurs a cash tender offer for at least 25% but less than all of any Portfolio Security then outstanding at a price per share in excess of the Closing Price of such Portfolio Security on the date such offer is announced (the "Announcement Date"), then the method of determining the amount payable at maturity for each Note will be adjusted to provide that each holder of Notes will receive at maturity, in respect of the applicable Portfolio Security, in lieu of the Cash Amount or Equivalent Share Amount attributable to such Portfolio Security, cash in an amount equal to the Tender Value. "Tender Value" means an amount equal to the product of (a) the sum of Closing Price of such Portfolio Security on the Trading Day immediately following the Announcement Date plus accrued interest thereon at LIBOR reset monthly for the period beginning on the fourth Trading Day following the Announcement Date to but excluding the Maturity Date, multiplied by (b) the Multiplier for such Portfolio Security in effect on the Announcement Date.

     For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer). In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

     No adjustments to the Multiplier will be required unless such Multiplier adjustment would require a change of at least 0.1% in the Multiplier then in effect. The Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

     No adjustments to the Multiplier or to the amount payable at maturity of the Notes will be required other than those specified above. However, the Company may, at its sole discretion, cause the Calculation Agent to make additional adjustments to the Multiplier to reflect changes occurring in relation to any Portfolio Security or any other Exchange Property in other circumstances where the Company determines that it is appropriate to reflect such changes. The required adjustments specified above do not cover all events that could affect the Market Price or Closing Price, as applicable, of such Portfolio Security, including, without limitation, a partial tender or exchange offer for such Portfolio Security.

     The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

     The Calculation Agent will provide information as to any adjustments to the Multiplier upon written request by any holder of the Notes.

                                 THE PORTFOLIO
     GENERAL

     Intuit Inc. ("Intuit"), a Delaware Corporation, develops, sells and supports small business accounting, tax preparation and consumer finance software products, financial supplies (such as computer checks, invoices and envelopes), and Internet-based products and services for individuals and small businesses. Intuit's products and services are designed to automate commonly performed financial tasks and to simplify the way individuals and small businesses manage their finances.

     CKS Group, Inc. ("CKS"), a Delaware Corporation, is an international integrated marketing services and technology company headquartered in California. CKS specializes in offering a wide range of integrated marketing communication services and technology solutions that help companies market their products, services and messages.

     CNET, Inc. ("CNET"), a Delaware Corporation, is a media company focused on providing original Internet content and television programming relating to information technology and the Internet. CNET also operates Snap!, a free online service that aggregates Internet content and offers Internet directory and searching capabilities.

     While the Portfolio consists of the common stock issued by three companies involved in the high technology industry, the Portfolio is not intended to provide an indication of the pattern of price movements of common stocks of high technology corporations generally. See "Risk Factors General" in this Pricing
Supplement.   Each of the Portfolio Securities is presently registered under the
Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission is available at the offices of the Commission and at the Web site specified under "Available Information" in the accompanying Prospectus. Neither the Company nor MLPF&S makes any representation or warranty as to the accuracy or completeness of such reports. THE INCLUSION OF A PORTFOLIO SECURITY IN THE PORTFOLIO IS NOT A RECOMMENDATION TO BUY OR SELL SUCH PORTFOLIO SECURITY AND NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKE ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF THE PORTFOLIO.

     THE COMPANY IS NOT AFFILIATED WITH ANY OF THE ISSUERS OF THE PORTFOLIO SECURITIES, AND THE ISSUERS OF THE PORTFOLIO SECURITIES HAVE NO OBLIGATIONS WITH RESPECT TO THE NOTES. THIS PRICING SUPPLEMENT RELATES ONLY TO THE NOTES OFFERED HEREBY AND DOES NOT RELATE TO THE PORTFOLIO SECURITIES OR OTHER SECURITIES OF THE ISSUERS OF THE PORTFOLIO SECURITIES. ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING THE ISSUERS OF THE PORTFOLIO SECURITIES ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER THE COMPANY NOR THE AGENT HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO THE ISSUERS OF THE PORTFOLIO SECURITIES IN CONNECTION WITH THE OFFERING OF THE NOTES. NEITHER THE COMPANY NOR THE AGENT MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING THE ISSUERS OF THE PORTFOLIO SECURITIES ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OF COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICES OF THE PORTFOLIO SECURITIES (AND THEREFORE THE ISSUE PRICE) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING THE ISSUERS OF THE PORTFOLIO SECURITIES COULD AFFECT THE VALUE RECEIVED AT MATURITY WITH RESPECT TO THE NOTES AND THEREFORE THE TRADING PRICES OF THE NOTES. NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKE ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF THE PORTFOLIO SECURITIES.

     The Company or its affiliates may presently or from time to time engage in business with one or more of the issuers of the Portfolio Securities, including extending loans to, or making equity investments in, such issuers or providing advisory services to such issuers, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to such issuers and, in addition, one or more affiliates of the Company may publish research reports with respect to such issuers. The Company does not make any representation to any purchaser of Notes with respect to any matters whatsoever relating to such issuers.

     ANY PROSPECTIVE PURCHASER OF A NOTE SHOULD UNDERTAKE AN INDEPENDENT INVESTIGATION OF THE ISSUERS OF THE PORTFOLIO SECURITIES AS IN ITS JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN THE NOTES.

COMPUTATION OF THE PORTFOLIO VALUE

     The Portfolio Value, at any time, will equal the sum of the Market Prices of each Portfolio Security, as multiplied by the applicable Multiplier for such Portfolio Security, in each case as determined by the Calculation Agent. The securities listed in the following table are the Portfolio Securities and will be used to calculate the Portfolio Value.


                                                      APPROXIMATE
                                                 MARKET CAPITALIZATION      % OF STARTING
          ISSUER OF THE         PRIMARY                  AS OF                PORTFOLIO                          INITIAL
       PORTFOLIO SECURITY       MARKET              AUGUST 11, 1998             VALUE         INITIAL PRICE     MULTIPLIER
 --------------------------   ------------   --------------------------   ----------------  ----------------  -----------------
                                                     (IN MILLIONS)
Intuit Inc...................   NASDAQ                        $2,776.50              33.33          $47.2530             7.0541
CKS Group, Inc...............   NASDAQ                        $  283.27              33.33          $19.1039            17.4483
CNET, Inc....................   NASDAQ                        $  802.25              33.34          $47.4141             7.0304

     The initial Multiplier relating to each Portfolio Security indicates the number of shares of such Portfolio Security, based on the initial price of such Portfolio Security, required to be included in the calculation of the Initial Portfolio Value so that each Portfolio Security represents an approximately equal percentage of the Initial Portfolio Value. The initial price of each Portfolio Security used to calculate the initial Multiplier relating to each such Portfolio Security was determined by the Company. The respective Multipliers will remain constant for the term of the Notes unless adjusted for certain corporate events as described in "Dilution and Reorganization Adjustments".

                        DATA ON THE PORTFOLIO SECURITIES

     The following table sets forth the high and low Closing Price for each Portfolio Security in each quarterly period for the years ended December 31, 1996, 1997 and 1998 through August 11, 1998. All Closing Prices are rounded to the nearest one-thirty-second dollar. The Closing Prices listed below were obtained from Bloomberg Financial Markets. The historical prices of the Portfolio Securities should not be taken as an indication of future performance, and no assurance can be given that the price of the Portfolio Securities will not decrease so that the beneficial owners of the Notes will receive at maturity cash in an amount that is less than the principal amount of the Notes. Nor can assurance be given that the price of the Portfolio Securities will increase above the Initial Portfolio Value so that at maturity the beneficial owners of the Notes will receive cash in an amount in excess of the principal amount of the Notes.

PORTFOLIO SECURITIES                                                        High (US$)        Low (US$)
---------------------------------------------------------------------  ---------------------  ---------
Intuit Inc.
1996
    First Quarter                                                       75                     43
    Second Quarter                                                      55  1/2                45  1/4
    Third Quarter                                                       49                     28  1/2
    Fourth Quarter                                                      39  3/4                26
  1997
    First Quarter                                                       36  1/4                21  3/4
    Second Quarter                                                      28  1/2                21  1/2
    Third Quarter                                                       33  7/8                22 15/16
    Fourth Quarter                                                      41  1/4                27 5/16
  1998
    First Quarter                                                       52  1/8                35 1/16
    Second Quarter                                                      62  1/8                45
    Third Quarter (through August 11, 1998)                             66  1/2                44 1/32

CKS GROUP, INC.
  1996
     First Quarter                                                      37  1/4                24  7/8
     Second Quarter                                                     43  3/4                24  1/2
     Third Quarter                                                      31  1/2                23  5/8
     Fourth Quarter                                                     29  5/8                18
  1997
     First Quarter                                                      35  1/2                21
    Second Quarter                                                      34  1/4                21
    Third Quarter                                                       44  1/4                29  5/8
    Fourth Quarter                                                      43  1/2                11  3/8
  1998
    First Quarter                                                       23  1/4                13 13/16
    Second Quarter                                                      26  1/4                17  5/8
    Third Quarter (through August 11, 1998)                             22  3/4                17  1/2

CNET, INC.(1)
  1996
    First Quarter                                                       N/A                    N/A
    Second Quarter                                                      N/A                    N/A
    Third Quarter                                                       20  3/8                12
    Fourth Quarter                                                      29                     14  5/8
  1997
    First Quarter                                                       32  3/4                20  1/8
    Second Quarter                                                      34  1/4                15  3/4
    Third Quarter                                                       44 5/16                24  7/8
    Fourth Quarter                                                      39 9/16                20
  1998
    First Quarter                                                       39 1/16                23  7/8
    Second Quarter                                                      68  1/4                26  1/2
    Third Quarter (through August 11, 1998)                             70  3/8                40  3/8

________________________
(1) CNET, Inc. effected its initial public offering on July 2, 1996.

                          USE OF PROCEEDS AND HEDGING

     The net proceeds to be received by the Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes. See also "Use of Proceeds" in the accompanying Prospectus.

     The Company has entered into hedging arrangements related to the Portfolio Securities with an affiliate of the Company, in connection with the Company's obligations under the Notes. In connection therewith, such affiliate has purchased shares of the Portfolio Securities in secondary market transactions at or before the time of the pricing of the Notes. The Company, MLPF&S and other affiliates of the Company may from time to time buy or sell the Portfolio Securities for their own accounts for business reasons or in connection with hedging the Company's obligations under the Notes. These transactions could affect the price of the Portfolio Securities.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion, which is based on the advice of Brown & Wood llp, counsel to the Company ("Tax Counsel"), supplements, and to the extent inconsistent with, replaces the discussion contained in the accompanying Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations." As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion also only addresses initial purchasers of the Notes. Moreover, the effect of any applicable state, local or foreign tax laws in not discussed.

GENERAL

     There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, the Company and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a debt instrument of the Company (the "Debt Instrument") with a fixed principal amount unconditionally payable on the Stated Maturity Date equal to the Principal Amount of the Notes and bearing stated interest at the Coupon rate and (ii) a contract (the "Forward Contract") pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to the Company in exchange for the right to receive the Cash Amount payable at maturity or the Equivalent Share Amount. Furthermore, based on the Company's determination of the relative fair market values of the Components at the time of issuance of the Notes, the Company will assign an amount equal to 102.24% of the Issue Price of the Notes to the Debt Instrument (as the amount deemed to have been paid by a Holder to purchase the Debt Instrument) and an amount equal to 2.24% of the Issue Price to the Forward Contract (as an amount deemed to have been received by a Holder under the Forward Contract). In the opinion of Brown & Wood llp, counsel to the Company, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service ("IRS"), will not result in the imposition of penalties. The Company's allocation of the Issue Price among the Components will be binding on a U.S. Holder (as defined in the accompanying Prospectus Supplement) of a Note, unless such U.S. Holder timely and explicitly discloses to the IRS that its allocation is different from the Company's. The treatment of the Notes described above and the Company's allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Note (including alternative characterizations of a Note) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. unless otherwise stated, the following discussion is based on the assumption that the treatment and the allocation described above are accepted for U.S. federal income tax purposes.

TAX TREATMENT OF A NOTE

     As described above, the Debt Instrument is treated as bearing interest at a stated rate of 7% per annum, and an amount equal to 102.24% of the Issue Price has been assigned by the Company to the Debt Instrument. Accordingly, the Debt Instrument will be treated as having been issued at a premium. A U.S. Holder generally will include "qualified stated interest" equal to the stated interest on the Notes in income in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. However, each U.S. Holder will be permitted to elect to amortize the premium on the Debt Instrument over the term of the Debt Instrument. U.S. Holders should review the accompanying Prospectus Supplement regarding the proper method and consequences of amortizing such premium.

TAX BASIS

     The Debt Instrument. Based on the Company's determination set forth above, the U.S. Holder's tax basis in the Debt Instrument would initially be 102.24% of the Issue Price. The U.S. Holder's tax basis in the Debt Instrument will be subsequently reduced by any premium amortization taken with respect thereto.

     Settlement of the Forward Contract. Upon the final settlement of the Forward Contract, a U.S. Holder receiving cash would, pursuant to the Forward Contract, be deemed to have applied an amount (the "Forward Contract Payment Amount") equal to the principal amount of the Debt Instrument less 2.24% of the Issue Price (which has been assigned to the Forward Contract) toward the exchange for the cash payment at maturity, and a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the Forward Contract Payment Amount.

     U.S. Holders should note that it is uncertain whether any gain or loss recognized upon the final settlement of the Forward Contract for cash would be capital gain or loss or ordinary income or loss. The distinction between capital gain or loss and ordinary income or loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income, and certain U.S. Holders may be subject to lower U.S. federal income tax rates with resect to long-term capital gain than with respect to ordinary income. U.S. Holders should consult their tax advisors with respect to the treatment of gain or loss on a Note.

     A U.S. Holder receiving the Equivalent Share Amount pursuant to the Forward Contract would be deemed to have applied the Forward Contract Payment Amount toward the purchase of such Equivalent Share Amount, and such U.S. Holder should not recognize any gain or loss with respect to the Equivalent Share Amount received upon the final settlement of the Forward Contract. A U.S. Holder's tax basis in the Equivalent Share Amount so received would be equal to the Forward Contract Payment Amount allocable thereto. Such U.S. Holder's holding period of the Equivalent Share Amount would start on the day after the Stated Maturity Date.

SALE OR EXCHANGE OF THE NOTES

     Upon a sale or exchange of a Note prior to the maturity of the Notes, a U.S. Holder would recognize taxable gain or loss equal to the difference between (or the sum of) the amount realized on such sale or exchange (as allocated among the Components in accordance with their relative fair market values) and such U.S. Holder's tax basis in the Components (or the amount deemed to have previously been received by the U.S. Holder with respect to the Components) deemed so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Debt Instrument, which would be taxed as described under "--Tax Treatment of a Note" above.

POSSIBLE ALTERNATIVE TAX TREATMENTS OF AN INVESTMENT IN A NOTE

     Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Note under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

     The Company will take the position that the Contingent Payment Regulations do not apply to the Notes. If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as OID, subject to the adjustments described below, income at a "comparable yield" on the Issue Price, regardless of the U.S. Holder's usual method of accounting for U.S. federal income tax purposes. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield," be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts (including upon receipt of the Equivalent Share Amount at maturity). Furthermore, any gain realized with respect to a Note would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder's prior ordinary income inclusions (which were not previously reversed) with respect to the Notes.

     Even if the Contingent Payment Regulations do not apply to the Notes, other alternative U.S. federal income characterizations or treatments of the Notes are also possible, which may also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Note.

PROPOSED LEGISLATION

     On February 4, 1998, Representative Barbara Kennelly released H.R. 3170 (the "Kennelly Bill"), which, if enacted, would treat a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of any long-term capital gain recognized by such taxpayer with respect to the derivative position would be recharacterized as short-term capital gain. It is unclear whether, if enacted in its present form, the Kennelly Bill would apply to a Note. If the Kennelly Bill were to apply to a Note, the effect on a U.S. Holder of a Note would be to treat all or a portion of any long-term capital gain recognized by such U.S. Holder on sale or maturity of the Notes (or the Equivalent Share Amount received thereon) as short-term capital gain, but only to the extent such long-term capital gain exceeds the long-term capital gain that would have been recognized by such U.S. Holder if the U.S. Holder had acquired a proportionate amount of the Portfolio Securities directly on the issue date of the Notes and disposed of such Portfolio Securities upon disposition of the Notes (or, where the U.S. Holder elects to receive the Equivalent Share Amount, upon disposition of the Equivalent Share Amount). In addition, the Kennelly Bill would impose an interest charge on the gain that was recharacterized on the sale or maturity of the Notes (or the Equivalent Share Amount received thereon). As proposed, the Kennelly Bill would be effective for gains recognized after the date of enactment. U.S. Holders should consult their tax advisors regarding the potential application of the Kennelly Bill to the purchase, ownership and disposition of a Note.

                                                                         ANNEX A

                      OFFICIAL NOTICE OF EXERCISE OF RIGHT
                       TO RECEIVE EQUIVALENT SHARE AMOUNT

        7% STOCK PORTFOLIO LINKED MEDIUM-TERM NOTES DUE AUGUST 18, 2000

 (LINKED TO THE PERFORMANCE OF THE COMMON STOCK OF INTUIT INC., CKS GROUP, INC.
                                AND CNET, INC.)

     Dated: [On or prior to the fifteenth Business Day prior to August 18, 2000]

     Merrill Lynch & Co., Inc.
     World Financial Center
     South Tower,  5th Floor
     New York, New York 10080-6105

     Fax No.: (212) 236-3865

     (Attn: Treasury)

     Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Calculation Agent World Financial Center
     North Tower,  5th Floor
     New York, New York 10281-1305

     Fax No.: (212) 449-2697

     (Attn: Operations (Matthew Pomeranz))

     The Chase Manhattan Bank
     450 West 33rd Street
     15th Floor
     New York, New York 10001

     Fax No.: (212) 946-8161

     (Attn: Corporate Trust Department)

     Dear Sirs:

     The undersigned holder of the 7% Stock Portfolio Linked Medium-Term Notes due August 18, 2000 (Linked to the performance of the Common Stock of Intuit Inc., CKS Group, Inc. and CNET, Inc.) of Merrill Lynch & Co., Inc. (the "Notes") hereby irrevocably elects to exercise with respect to the number of Notes indicated below, as of the date hereof, provided that such day is prior to the fifteenth Business Day prior to August 18, 2000, the Right to Receive the Equivalent Share Amount as described in Pricing Supplement dated August 11, 1998 (the "Pricing Supplement") to the Prospectus Supplement and Prospectus dated July 30, 1998. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will deliver Portfolio Securities, in accordance with the terms of the Notes described in the Pricing Supplement.

     Very truly yours,

     _____________________________
     [Name of Holder]

     By:_________________________________________

     [Title]

     _____________________________________________
     [Fax No.]



     $___________________________________________
     Number of Notes surrendered for exercise of the Right to Receive the Equivalent Share Amount

     If you want the Portfolio Securities made out in another person's name, fill in the form below:

     ________________________________________
     (Insert person's soc. sec. or  tax ID no.)



     ________________________________________
     (Print or type person's name, address and zip code)


     Date: _______________________________

     Your Signature:______________________________________


     Receipt of the above Official Notice of
     Exchange is hereby acknowledged.

     MERRILL LYNCH & CO., INC., as Issuer

     MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Calculation Agent

     By:  THE CHASE MANHATTAN BANK,
        as Trustee

     By:_________________________________________________
       Name:
       Title:

     Date and time of acknowledgment ____________________


                                      A-2